Exhibit 99.1

                               News
                     Release

                   Vectren Corporation
                        Evansville, IN  47708

Dec. 11, 2009
FOR IMMEDIATE RELEASE
Media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com
Investor contact: Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren files electric rate case; requests rate design and customer programs to support energy efficiency efforts

Evansville, Ind. – Vectren Energy Delivery of Indiana – South (Vectren) today filed a request with the Indiana Utility Regulatory Commission (IURC) for a base rate increase for its southwestern Indiana electric utility. The regulatory filing requests approval of the increase to address capital investments in its energy delivery infrastructure, a modified electric rate structure that facilitates a partnership between the company and customers to pursue energy efficiency and conservation, and new energy efficiency programs to complement those currently offered for natural gas customers.

More than half of the request to increase rates is driven by the need to recover costs associated with the roughly $325 million spent in infrastructure construction within the past three years that was needed in its seven-county service territory, which serves more than 140,000 customers. Most of the remainder of the request is to account for declines in overall sales attributed to the recession, which has resulted in a cost recovery shortfall. Additionally, the rate increase reflects a slight increase in the utility’s annual operating and maintenance costs.

As proposed, a typical residential combination gas and electric customer who uses around 900 kilowatt hours per month would experience a monthly bill increase of about $18.

“We recognize this is a challenging economy in which to seek a rate increase, and we are committed to working with customers who may find themselves challenged to pay,” said Niel Ellerbrook, Vectren chairman and CEO. “We have worked aggressively to manage costs and have cut costs where possible. However, we cannot delay or cut projects indefinitely without jeopardizing the safety of our system and the customer – we are nearing that crossroads. Furthermore, the need to attract capital to provide safe, reliable service will only continue. We must maintain the level of service our customers expect and ensure the financial stability of the company. Unfortunately, there are times in which rate adjustments are the only way to do that.”

The proposed rate design, often referred to as decoupling, will break the link between customers’ consumption and the utility’s rate of return, thereby, aligning the utility’s and customers’ interests in using less energy. This approach has already been successfully implemented for Vectren’s gas utilities.

If approved as filed, the energy efficiency programs will include automatic discounts through various retailers on compact fluorescent light bulbs, rebates for the early retirement of older, inefficient appliances, including refrigerators and window-unit air conditioners, and custom programs for high-efficiency lighting for small business customers. Vectren has also proposed to establish on-site energy audits for both residential and small commercial customers.

“Our planned energy efficiency programs will fundamentally change our relationship with our customers and will allow us to more effectively partner with them to use electricity wisely and efficiently,” added Ellerbrook. “In our current rate structure, customers must use more energy in order for us to recover our costs, and that approach simply makes no sense given the need to conserve and more efficiently utilize our natural resources. This is particularly true as the country attempts to reduce greenhouse gas emissions to deal with climate change concerns.”

The request also includes a plan to install dense pack technology on two generating units at the company’s A.B. Brown power plant in Posey County, Ind. The $35-million project, which will be completed in two phases over 2012 and 2013, will enhance generation efficiency and ultimately help delay the need for a new generating plant, which would require a much higher capital expenditure. By improving the units’ efficiency, Vectren can use less fuel and reduce emissions, including carbon, up to 5 percent. The company is requesting the project costs be placed into base rates in 2013 upon project completion.

Key investments since the last rate adjustment include:

•
$150 million for new infrastructure, including new substations, poles and underground and overhead transmission and distribution lines. Key projects include a $15 million expenditure to expand the Oak Grove substation on Evansville’s east side, which will ensure reliability in the region and foster continued expansion, and $19 million and $14 million projects in the McCutchanville and Pigeon Creek areas, respectively.

•
$99 million to install a scrubber at its coal-fired generation unit, Warrick Unit 4, which is located near the F.B. Culley power plant in Warrick County. Although customers’ bills have already been adjusted for the majority of the costs incurred for this project, the filing will shift the investment into base rates;

•
$11 million for the Blackfoot Clean Energy Facility, a landfill-gas-to-electricity project that was brought online earlier this summer and provides 3.2 megawatts (MW) of cost-effective renewable energy to Vectren’s electric customers or enough to power 2,000 homes;

•
Approximately $20 million to construct storage, conveyor and loading equipment to avoid the continued landfilling of fly ash, a by-product of coal-fired generation, and instead provide for the beneficial reuse of that material by providing it to a company in Missouri for use in cement manufacturing. This project will minimize the impact of fly ash disposal on the environment, as well as avoid the future cost of placing the fly ash into a landfill.

The Warrick Unit 4 scrubber concludes a spend of more than $410 million over the past several years, in which Vectren’s generation fleet is now 100 percent scrubbed for sulfur dioxide, 90 percent controlled for nitrogen oxide and filtered for particulate matter and a significant portion of mercury from the flue gas before exiting the stacks, which directly improves the air quality of southwestern Indiana. Only approximately 35 percent of Indiana’s generation (megawatts) will be able to meet the proposed air pollutant limits to be finalized in 2011. Vectren’s coal fired generation fleet is included in that group. Thus, these investments make Vectren’s generation fleet one of the cleanest in the Midwest.

“Our decision several years ago to aggressively move forward with significant investments in emission control equipment has us well ahead of neighboring electric companies and exemplifies our commitment to the environment,” said Ellerbrook. “Other electric companies will also experience rate adjustments as they make significant investments in the coming years in an attempt to reach the level of emissions control that Vectren has already achieved.”

Vectren has established an informational web site, http://www.vectren.com/ratecase, to help customers understand the rate case process and elements of the filing. Customers can access frequently asked questions, watch a video on the need for a rate case, review the proposed energy efficiency programs and incentives and find resources to help lower bills year-round.

The regulatory filing begins a comprehensive review by the IURC that will take several months to a year and will include at least one public hearing. The IURC will examine Vectren’s investments to serve customers and the reasonableness of its operating costs as part of the regulatory process to ultimately determine final rates.

Vectren’s electric utility serves more than 140,000 in all or portions of Dubois, Gibson, Pike, Posey, Spencer, Vanderburgh and Warrick counties.

About Vectren

Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit http://www.vectren.com.

Safe Harbor for Forward Looking Statements

All statements other than statements of historical fact are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions intended to identify forward-looking statements.

Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.   Forward-looking statements speak only as of the date on which our statement is made, and we assume no duty to update them.  More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2008 annual report on Form 10-K filed on February 19, 2009.

Key Elements of Vectren South - Electric Rate Case, as Filed, Included as Supplemental Information:

Overall Revenue Increase Requested:                                                                               $54.2 million
Overall Percent Increase:                                                                                     Approximately 10%

Requested Return on Equity (ROE):                                                                                          10.7%
Weighted Cost of Long Term Debt:                                                                                               6.15%
Overall Rate of Return:                                                                                     7.62%
Capital Structure:                                    39% Debt
             48% Equity
             13% Cost Free/Other

Rate Base:                                       $1,294.3 million

Revenue Increase from Last Case Filed in 2006 to the Current Case Attributed to:
Cost of Capital, Depreciation and
  Rate Base Additions                                                                                              $29.0 million
Lost Margin, primarily large customer                                                                          $20.7 million
Labor and Related Cost Increases                                                                               $  3.9 million
All Other Costs                                                                                             $    .6 million
Total Revenue Increase Requested                                                                                               $54.2 million